Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-264828) and Form S-8 (No. 333-251755, 333-263485, 333-270574 and 333-277800) of 908 Devices Inc. of our report dated June 3, 2024, relating to the financial statements of CAM2 Technologies, LLC which appears in this Form 8-K.

/s/ BDO USA, P.C.

Boston, Massachusetts

July 9, 2024